Exhibit 99.4

Company Anti Money Laundering (“AML”)

Official Policy (Subject to Amendment/s)

1.	Company Policy

It is the policy of the company to prohibit and actively prevent money laundering and any activity that facilitates money laundering or the funding of terrorist or criminal activities by complying with all applicable requirements under the Bank Secrecy Act (BSA) and its implementing regulations.

Money laundering is generally defined as engaging in acts designed to conceal or disguise the true origins of criminally derived proceeds so that the proceeds appear to have derived from legitimate origins or constitute legitimate assets. Generally, money laundering occurs in three stages. Cash first enters the financial system at the “placement” stage, where the cash generated from criminal activities is converted into monetary instruments, such as money orders or traveler’s checks, or deposited into accounts at financial institutions. At the “layering” stage, the funds are transferred or moved into other accounts or other financial institutions to further separate the money from its criminal origin. At the “integration” stage, the funds are reintroduced into the economy and used to purchase legitimate assets or to fund other criminal activities or legitimate businesses.

Although cash is rarely deposited into securities accounts, the securities industry is unique in that it can be used to launder funds obtained elsewhere, and to generate illicit funds within the industry itself through fraudulent activities. Examples of types of fraudulent activities include insider trading, market manipulation, Ponzi schemes, cyber-crime, and other investment-related fraudulent activity.

Terrorist financing may not involve the proceeds of criminal conduct, but rather an attempt to conceal either the origin of the funds or their intended use, which could be for criminal purposes. Legitimate sources of funds are a key difference between terrorist financiers and traditional criminal organizations. In addition to charitable donations, legitimate sources include foreign government sponsors, business ownership and personal employment. Although the motivation differs between traditional money launderers and terrorist financiers, the actual methods used to fund terrorist operations can be the same as or like methods used by other criminals to launder funds. Funding for terrorist attacks does not always require large sums of money and the associated transactions may not be complex.

Our AML policies, procedures and internal controls are designed to ensure compliance with all applicable BSA regulations and FINRA rules and will be reviewed and updated on a regular basis to ensure appropriate policies, procedures and internal controls are in place to account for both changes in regulations and changes in our business.

2.	AML Compliance Person Designation and Duties

The company has designated Mr. Terry Neeley as its Anti-Money Laundering Program Compliance Person (AML Compliance Person), with full responsibility for the company’s AML program. Mr. Neeley has knowledge of the BSA and its implementing regulations and is qualified by experience, knowledge, and training. Please refer to his Bio on the last page of this policy document. The duties of the AML Compliance Person will include monitoring the company’s compliance with AML obligations, overseeing communication and training for employees. The AML Compliance Person will also ensure that the company keeps and maintains all the required AML records and will ensure that Suspicious Activity Reports (SARs) are raised to the company senior executive level for further consideration. The AML Compliance Person is vested with full responsibility and authority to enforce the company’s AML program.

The company will provide FINRA with contact information for the AML Compliance Person through the FINRA Contact System (FCS). The company will promptly notify FINRA of any change in this information through FCS and will review, and if necessary update, this information within 17 business days after the end of each calendar year. The annual review of FCS information will be conducted by Mr. Neeley and will be completed with all necessary updates being provided no later than 17 business days following the end of each calendar year. In addition, if there is any change to the information, Mr. Neeley will update the information promptly, but in any event not later than 30 days following the change.

3.	Giving AML Information to Federal Law Enforcement Agencies and Other Financial Institutions

a.	Responsiveness

We will respond to a Financial Crimes Enforcement Network (FinCEN) request concerning accounts and transactions by immediately searching our records to determine whether we maintain or have maintained any account for, or have engaged in any transaction with, everyone, entity or organization named in the 314(a) Request. We understand that we have 14 days (unless otherwise specified by FinCEN) from the transmission date of the request to respond to a 314(a) Request. We will designate through the FINRA Contact System (FCS) one or more persons to be the point of contact (POC) for 314(a) Requests and will promptly update the POC information following any change in such information. Unless otherwise stated in the 3l 4(a) Request or specified by FinCEN, we are required to search those documents outlined in FinCEN’s FAQ. If we find a match, Mr. Neeley will report it to FinCEN via FinCEN’ s Web-based 314(a) Secure Information Sharing System within 14 days or within the time requested by FinCEN in the request. If the search parameters differ from those mentioned above, Mr. Neeley will structure our search accordingly.

If Mr. Neeley searches our records and does not find a matching account or transaction, then Mr. Neeley will not reply to the 314(a) Request. We will maintain documentation that we have performed the required search by documenting our compliance efforts within a company on-line folder created for this purpose.

We will not disclose the fact that FinCEN has requested or obtained information from us, except to the extent necessary to comply with the information request. Mr. Neeley will review, maintain, and implement procedures to protect the security and confidentiality of requests from FinCEN like those procedures established to satisfy the requirements of Section 501 of the Gramm-Leach-Bliley Act regarding the protection of customers’ nonpublic information.

We will direct any questions we have about the 314(a) Request to the requesting federal law enforcement agency as designated in the request.

Unless otherwise stated in the 314(a) Request, we will not be required to treat the information request as continuing in nature, and we will not be required to treat the periodic 314(a) Requests as a government provided list of suspected terrorists for purposes of the customer identification and verification requirements.

b.	National Security Letters

The company understands that the receipt of a National Security Letter (NSL) is highly confidential. We understand that none of our officers, employees or agents may directly or indirectly disclose to any person that the FBI or other federal government authority has sought or obtained access to any of our records. To maintain the confidentiality of any NSL we receive, we will process and maintain the NSL as directed by our Chief Executive Officer. In the unlikely event, if we file a SAR after receiving an NSL, the SAR will not contain any reference to the receipt or existence of the NSL. The SAR will only contain detailed information about the facts and circumstances of the detected suspicious activity.

c.	Grand Jury Subpoenas

We understand that the receipt of a grand jury subpoena concerning a customer does not in itself require that we file a Suspicious Activity Report (SAR). When we receive a grand jury subpoena, we will conduct a risk assessment of the customer subject to the subpoena as well as review the customer’s account activity. If we uncover suspicious activity during our risk assessment and review, we will elevate that customer’s risk assessment and file a SAR in accordance with the SAR filing requirements as determined by our executive AML team, see last page. We understand that none of our officers, employees or agents may directly or indirectly disclose to the person who is the subject of the subpoena its existence, its contents, or the information we used to respond to it. To maintain the confidentiality of any grand jury subpoena we receive, we will process and maintain the subpoena by an AML subfolder. If we file a SAR after receiving a grand jury subpoena, the SAR will not contain any reference to the receipt or existence of the subpoena. The SAR will only contain detailed information about the facts and circumstances of the detected suspicious activity.

d.	Voluntary Information Sharing with Other Financial Institutions Under USA PATRIOT Act Section 314(b)

We will share information with other financial institutions regarding individuals, entities, organizations, and countries for purposes of identifying and, only where appropriate, reporting activities that we suspect may involve possible terrorist activity or money laundering. Mr. Neeley will ensure that the company files with FinCEN an initial notice before any sharing occurs and annual notices thereafter. Before we share information with another financial institution, we will take reasonable steps to verify that the other financial institution has submitted the requisite notice to FinCEN, either by obtaining confirmation from the financial institution or by consulting a list of such financial institutions that FinCEN will make available. We understand that this requirement applies even to financial institutions with which we are affiliated, and that we will obtain the requisite notices from affiliates and follow all required procedures.

We will employ strict procedures both to ensure that only relevant information is shared and to protect the security and confidentiality of this information, for example, by segregating it from the company’s other books and records.

We also will employ procedures to ensure that any information received from another financial institution shall not be used for any purpose other than:

●	identifying and, where appropriate, reporting on money laundering or terrorist activities.

●	determining whether to establish or maintain an account, or to engage in a transaction, or

●	assisting the financial institution in complying with performing such activities.

4.	Checking the Office of Foreign Assets Control Listings

Before entering into a transaction, and on an ongoing basis, Mr. Neeley will check to ensure that a customer does not appear on the SDN list or is not engaging in transactions that are prohibited by the economic sanctions and embargoes administered and enforced by OFAC. Because the SDN list and listings of economic sanctions and embargoes are updated frequently, we will consult them on a regular basis and subscribe to receive any available updates when they occur. With respect to the SDN list, we may also access that list through various software programs to ensure speed and accuracy. Mr. Neeley will also review existing accounts against the SDN list and listings of current sanctions and embargoes when they are updated, and he will document the review.

If we determine that a customer is on the SDN list or is engaging in transactions that are prohibited by the economic sanctions and embargoes administered and enforced by OFAC, we will reject the transaction and/or block the customer’s assets and file a rejected transaction form with OFAC within 10 days. We will also call the OFAC Hotline at (800) 540-6322 immediately.

Our review will include customer accounts, transactions involving customers (including activity that passes through the company such as wires) and the review of customer transactions that involve physical security certificates or application-based investments (e.g., mutual funds).

5.	Customer Identification Program

In addition to the information we must collect under FINRA Rules 2090 (Know Your Customer) and 2111 (Suitability) and the 4510 Series (Books and Records Requirements), and Securities Exchange Act of 1934 (Exchange Act) Rules 17a-3(a)(9) (Beneficial Ownership regarding Cash and Margin Accounts), 17a-3(a)(l 7) (Customer Accounts) and Regulation Best Interest, we have established, documented and maintained a written Customer Identification Program (CIP). We will collect certain minimum customer identification information from each customer who opens an account; utilize risk-based measures to verify the identity of each customer who opens an account; record customer identification information and the verification methods and results; provide the required adequate CIP notice to customers that we will seek identification information to verify their identities; and compare customer identification information with government-provided lists of suspected terrorists, once such lists have been issued by the government.

a.	Required Customer Information

Prior to actively engaging in a transaction, Mr. Neeley will collect the following information for all accounts, if applicable, for any person, entity or organization that is opening a new account and whose name is on the account:

(1)	the name;

(2)	date of birth (for an individual);

(3)	an address, which will be a residential or business street address (for an individual), an Army Post Office (APO) or Fleet Post Office (FPO) box number, or residential or business street address of next of kin or another contact individual (for an individual who does not have a residential or business street address), or a principal place of business, local office, or other physical location (for a person other than an individual); and

(4)	an identification number, which will be a taxpayer identification number (for U.S. persons), or one or more of the following: a taxpayer identification number, passport number and country of issuance, alien identification card number, or number and country of issuance of any other government-issued document evidencing nationality or residence and bearing a photograph or other similar safeguard (for non-U.S. persons).

If a customer has applied for, but has not received, a taxpayer identification number, we will obtain the application to confirm that the application was filed before a transaction is consummated and to obtain the taxpayer identification number within a reasonable period after the account is opened and/or transaction initiated.

When establishing a relationship with a foreign business or enterprise, we will request alternative government-issued documentation certifying the existence of the business or enterprise before engaging in a transaction.

b.	Customers Who Refuse to Provide Information

If a potential or existing customer or investor either refuses to provide the information described above when requested, or appears to have intentionally provided misleading information, our company will not open a new account and, after considering the risks involved, consider closing any existing account. In either case, our AML Compliance Person will be notified.

c.	Verifying Information

Based on the risk, and to the extent reasonable and practicable, we will ensure that we have a reasonable belief that we know the identity of our customers by using risk-based procedures to verify and document the accuracy of the information we get about our customers. Mr. Neeley will analyze the information we obtain to determine whether the information is sufficient to form a reasonable belief that we know the identity of the customer.

We will verify customer identity through documentary means, non-documentary means or both. We will use documents to verify customer identity when appropriate documents are available. Considering the increased instances of identity fraud, we will supplement the use of documentary evidence by using the non-documentary means described below whenever necessary. We may also use non-documentary means if we are still uncertain about whether we know the identity of the customer. In verifying the information, we will consider whether the identifying information that we receive, such as the customer’s name, street address, zip code, telephone number (if provided), date of birth and Social Security number, allow us to determine that we have a reasonable belief that we know the true identity of the customer.

Appropriate documents for verifying the identity of customers include the following:

●	For an individual, an unexpired government-issued identification evidencing nationality or residence and bearing a photograph or similar safeguard, such as a driver’s license or passport; and

●	For a person other than an individual, documents showing the existence of the entity, such as certified articles of incorporation, a government-issued business license, a partnership agreement, or a trust instrument.

We understand that we are not required to take steps to determine whether the document that the customer has provided to us for identity verification has been validly issued and that we may rely on government-issued identification as verification of a customer’s identity. If, however, we note that the document shows some obvious form of fraud, we must consider that factor in determining whether we can form a reasonable belief that we know the customer’s identity.

We will use the following non-documentary methods of verifying identity:

●	Independently verifying the customer’s identity through the comparison of information provided by the customer with information obtained from a consumer reporting agency, public database, or other source;

●	Checking references with other financial institutions; or

●	Obtaining a financial statement.

We will use non-documentary methods of verification when:

(1)	the customer is unable to present an unexpired government-issued identification document with a photograph or other similar safeguard.;

(2)	the company is unfamiliar with the documents the customer presents for identification verification;

(3)	the customer and company do not have face-to-face contact; and,

(4)	there are other circumstances that increase the risk that the company will be unable to verify the identity of the customer through documentary means.

We will verify the information within a reasonable time before or after a transaction is underway. Depending on the nature of the account and requested transactions, we may refuse to complete a transaction before we have verified the information, or in some instances when we need more time, we may, pending verification, restrict the types of transactions or dollar amount of transactions.

We recognize that the risk that we may not know the customer’s true identity may be heightened for certain types of accounts, such as an account opened in the name of a corporation, partnership or trust that is created or conducts substantial business in a jurisdiction that has been designated by the U.S. as a primary money laundering jurisdiction, a terrorist concern, or has been designated as a non-cooperative country or territory. We will identify customers that pose a heightened risk of not being properly identified. We will also take the following additional measures that may be used to obtain information about the identity of the individuals associated with the customer when standard documentary methods prove to be insufficient.

d.	Lack of Verification

When we cannot form a reasonable belief that we know the true identity of a customer, we will do the following: (1) not open an account; (2) impose terms under which a customer may conduct transactions while we attempt to verify the customer’s identity; (3) close an account after attempts to verify a customer’s identity fail; and (4) determine whether it is necessary to file a SAR in accordance with applicable laws and regulations.

e.	Recordkeeping

We will document our verification, including all identifying information provided by a customer, the methods used and results of verification, and the resolution of any discrepancies identified in the verification process. We will keep records containing a description of any document that we relied on to verify a customer’s identity, noting the type of document, any identification number contained in the document, the place of issuance, and if any, the date of issuance and expiration date. With respect to non-documentary verification, we will retain documents that describe the methods and the results of any measures we took to verify the identity of a customer. We will also keep records containing a description of the resolution of each substantive discrepancy discovered when verifying the identifying information obtained. We will retain records of all identification information for five years after the account has been closed; we will retain records made about verification of the customer’s identity for five years after the record is made.

f.	Comparison with Government-Provided Lists of Terrorists

At such time as we receive notice that a federal government agency has issued a list of known or suspected terrorists and identified the list as a list for CIP purposes, we will, within a reasonable period of time after an account is opened (or earlier, if required by another federal law or regulation or federal directive issued in connection with an applicable list), determine whether a customer appears on any such list of known or suspected terrorists or terrorist organizations issued by any federal government agency and designated as such by Treasury in consultation with the federal functional regulators. We will follow all federal directives issued in connection with such lists.

We will continue to comply separately with OFAC rules prohibiting transactions with certain foreign countries or their nationals.

g.	Notice to Customers

We will provide notice to customers that the company is requesting information from them to verify their identities, as required by federal law.

6.	Customer Due Diligence Rule

We do not open or maintain accounts for legal entity customers within the meaning of 31 CFR 1010.230. If in the future the company elects to open accounts for legal entity customers, we will first establish, document, and ensure the implementation of appropriate CDD procedures.

a.	Identification and Verification of Beneficial Owners

At the time of opening an account for a legal entity customer, Mr. Neeley will identify any individual that is a beneficial owner of the legal entity customer by identifying any individuals who directly or indirectly own 25% or more of the equity interests of the legal entity customer, and any individual with significant responsibility to control, manage, or direct a legal entity customer. The following information will be collected for each beneficial owner:

(1)	the name;

(2)	date of birth (for an individual);

(3)	an address, which will be a residential or business street address (for an individual), or an Army Post Office (APO) or Fleet Post Office (FPO) box number, or residential or business street address of next of kin or another contact individual (for an individual who does not have a residential or business street address); and

(4)	an identification number, which will be a Social Security number (for U.S. persons), or one or more of the following: a passport number and country of issuance, or other similar identification number, such as an alien identification card number, or number and country of issuance of any other government-issued document evidencing nationality or residence and bearing a photograph or other similar safeguard (for non-U.S. persons).

For verification, we will describe any document relied on (noting the type, any identification number, place of issuance and, if any, date of issuance and expiration). We will also describe any non-documentary methods and the results of any measures undertaken.

b.	Understanding the Nature and Purpose of Customer Relationships

We will understand the nature and purpose of customer relationships for the purpose of developing a customer risk profile through the following methods.

Depending on the facts and circumstances, a customer risk profile may include such information as:

●	The type of customer;

●	The account or service being offered;

●	The customer’s income;

●	The customer’s net worth;

●	The customer’s domicile;

●	The customer’s principal occupation or business; and

●	In the case of existing customers, the customer’s history of activity.

c.	Conducting Ongoing Monitoring to Identify and Report Suspicious Transactions

We will conduct ongoing monitoring to identify and report suspicious transactions and, on a risk basis, maintain and update customer information, including information regarding the beneficial ownership of legal entity customers, using the customer risk profile as a baseline against which customer activity is assessed for suspicious transaction reporting. Our suspicious activity monitoring procedures are detailed within Section 11 (Monitoring Accounts for Suspicious Activity).

7.	Correspondent Accounts for Foreign Shell Banks

a.	Identify

We will identify foreign bank accounts and any such account that is a correspondent account (any account that is established for a foreign bank to receive deposits from, or to make payments or other disbursements on behalf of, the foreign bank, or to handle other financial transactions related to such foreign bank) for foreign shell banks. Upon finding or suspecting such accounts, company employees will notify the AML Compliance Person, who will terminate any verified correspondent account in the United States for a foreign shell bank. We will also terminate any correspondent account that we have determined is not maintained by a foreign shell bank but is being used to provide services to such a shell bank. We will exercise caution regarding liquidating positions in such accounts and take reasonable steps to ensure that no new positions are established in these accounts during the termination period.

b.	Certifications

We will require our foreign bank account holders to identify the owners of the foreign bank if it is not publicly traded, the name and street address of a person who resides in the United States and is authorized and has agreed to act as agent for acceptance of legal process, and an assurance that the foreign bank is not a shell bank nor is it facilitating activity of a shell bank. In lieu of this information the foreign bank may submit the Certification Regarding Correspondent Accounts for Foreign Banks provided in the BSA regulations. We will re-certify when we believe that the information is no longer accurate or at least once every three years.

c.	Recordkeeping for Correspondent Accounts for Foreign Banks

We will keep records identifying the owners of foreign banks with U.S. correspondent accounts and the name and address of the U.S. agent for service oflegal process for those banks.

d.	Summons or Subpoena of Foreign Bank Records; Termination of Correspondent Relationships with Foreign Bank

When we receive a written request from a federal law enforcement officer for information identifying the non-publicly traded owners of any foreign bank for which we maintain a correspondent account in the United States and/or the name and address of a person residing in the United States who is an agent to accept service of legal process for a foreign bank’s correspondent account, we will provide that information to the requesting officer not later than seven days after receipt of the request. We will close, within 10 days, any correspondent account for a foreign bank that we learn from FinCEN, or the Department of Justice has failed to comply with a summons or subpoena issued by the Secretary of the Treasury or the Attorney General of the United States or has failed to contest such a summons or subpoena. We will scrutinize any correspondent account activity during that 10-day period to ensure that any suspicious activity is appropriately reported and to ensure that no new positions are established in these correspondent accounts.

8.	Due Diligence and Enhanced Due Diligence Requirements for Correspondent Accounts of Foreign Financial Institutions

a.	Due Diligence for Correspondent Accounts of Foreign Financial Institutions

We will conduct an inquiry to determine whether a foreign financial institution has a correspondent account established, maintained, administered, or managed by the company.

If we have correspondent accounts for foreign financial institutions, we will assess the money laundering risk posed, based on a consideration of relevant risk factors. We can apply all or a subset of these risk factors depending on the nature of the foreign financial institutions and the relative money laundering risk posed by such institutions.

The relevant risk factors can include:

●	the nature of the foreign financial institution’s business and the markets it serves.

●	the type, purpose and anticipated activity of such correspondent account.

●	the nature and duration of the company’s relationship with the foreign financial institution and its affiliates.

●	the anti-money laundering and supervisory regime of the jurisdiction that issued the foreign financial institution’s charter or license and, to the extent reasonably available, the jurisdiction in which any company that is an owner of the foreign financial institution is incorporated or chartered and

●	information known or reasonably available to the covered financial institution about the foreign financial institution’s anti-money laundering record.

In addition, our due diligence program will consider additional factors that have not been enumerated above when assessing foreign financial institutions that pose a higher risk of money laundering.

We will apply our risk-based due diligence procedures and controls to each financial foreign institution correspondent account on an ongoing basis. This includes periodically reviewing the activity of each foreign financial institution correspondent sufficient to ensure whether the nature and volume of account activity is generally consistent with the information regarding the purpose and expected account activity and to ensure that the company can adequately identify suspicious transactions. Ordinarily, we will not conduct this periodic review by scrutinizing every transaction taking place within the account. One procedure we may use instead is to use any account profiles for our correspondent accounts (to the extent we maintain these) that we ordinarily use to anticipate how the account might be used and the expected volume of activity to help establish baselines for detecting unusual activity.

b.	Enhanced Due Diligence

We will assess any correspondent accounts for foreign financial institutions to determine whether they are correspondent accounts that have been established, maintained, administered, or managed for any foreign bank that operates under:

(1)	an offshore banking license.

(2)	a banking license issued by a foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization of which the United States is a member and with which designation the U.S. representative to the group or organization concurs; or

(3)	a banking license issued by a foreign country that has been designated by the Secretary of the Treasury as warranting special measures due to money laundering concerns.

If we determine that we have any correspondent accounts for these specified foreign banks, we will perform enhanced due diligence on these correspondent accounts. The enhanced due diligence that we will perform for each correspondent account will include, at a minimum, procedures to take reasonable steps to:

(1)	conduct enhanced scrutiny of the correspondent account to guard against money laundering and to identify and report any suspicious transactions. Such scrutiny will not only reflect the risk assessment that is described in Section 8.a. above, but will also include procedures to, as appropriate:

(i)	obtain (e.g., using a questionnaire) and consider information related to the foreign bank’s AML program to assess the extent to which the foreign bank’s correspondent account may expose us to any risk of money laundering;

(ii)	monitor transactions to, from or through the correspondent account in a manner reasonably designed to detect money laundering and suspicious activity (this monitoring may be conducted manually or electronically and may be done on an individual account basis or by product activity); and

(iii)	obtain information from the foreign bank about the identity of any person with authority to direct transactions through any correspondent account that is a payable-through account (a correspondent account maintained for a foreign bank through which the foreign bank permits its customer to engage, either directly or through a subaccount, in banking activities) and the sources and beneficial owners of funds or other assets in the payable-through account.

(2)	determine whether the foreign bank maintains correspondent accounts for other foreign banks that enable those other foreign banks to gain access to the correspondent account under review and, if so, to take reasonable steps to obtain information to assess and mitigate the money laundering risks associated with such accounts, including, as appropriate, the identity of those other foreign banks; and

(3)	if the foreign bank’s shares are not publicly traded, determine the identity of each owner and the nature and extent of each owner’s ownership interest. We understand that for purposes of determining a private foreign bank’s ownership, an “owner” is any person who directly or indirectly owns, controls or has the power to vote 10 percent or more of any class of securities of a foreign bank. We also understand that members of the same family shall be considered one person.

c.	Special Procedures When Due Diligence or Enhanced Due Diligence Cannot Be Performed

In the event there are circumstances in which we cannot perform appropriate due diligence with respect to a correspondent account, we will determine, at a minimum, whether to refuse to open the account, suspend transaction activity and close the correspondent account and/or take other appropriate action.

9.	Due Diligence and Enhanced Due Diligence Requirements for Private Banking Accounts/Senior Foreign Political Figures

We do not open or maintain private banking accounts.

10.	Compliance with FinCEN’s Issuance of Special Measures Against Foreign Jurisdictions, Financial Institutions, or International Transactions of Primary Money Laundering Concern

If FinCEN issues a final rule imposing a special measure against one or more foreign jurisdictions or financial institutions, classes of international transactions or types of accounts deeming them to be of primary money laundering concern, we understand that we must read FinCEN’s final rule and follow any prescriptions or prohibitions contained in that rule. For example, if the final rule deems a certain bank and its subsidiaries to be of primary money laundering concern, a special measure may be a prohibition from opening or maintaining a correspondent account in the United States for, or on behalf of, the Specified Banks. In that case, we will take the following steps:

(1)	We will review our account records, including correspondent account records, to ensure that our accountholders and correspondent accountholders maintain no accounts directly for, or on behalf of, the specified subsidiaries; and

(2)	We will apply due diligence procedures to our correspondent accounts that are reasonably designed to guard against indirect use of those accounts by the specified subsidiaries. Such due diligence may include:

●	Notification to Correspondent Accountholders

We will notify our correspondent accountholders that the account may not be used to provide the Specified Banks with access to us [provide details of what the language of the notice will state].

We will transmit the notice to our correspondent accounts using the following method [specify], and we shall retain documentation of such notice.

●	Identification oflndirect Use

We will take reasonable steps to identify any indirect use of our correspondent accounts by the Specified Banks. We will determine if such indirect use is occurring from transactional records that we maintain in the normal course of business. We will take a risk-based approach when deciding what, if any, additional due diligence measures we should adopt to guard against the indirect use of correspondent accounts by the Specified Banks, based on risk factors such as the type of services offered by, and geographic locations of, their correspondents.

We understand that we have an ongoing obligation to take reasonable steps to identify all correspondent account services our correspondent accountholders may directly or indirectly provide to the Specified Banks.

11.	Monitoring Accounts for Suspicious Activity

We will monitor account activity for unusual size, volume, pattern, or type of transactions, considering risk factors and red flags that are appropriate to our business. (Red flags are identified in Section 11.b. below.) The customer risk profile will serve as a baseline for assessing potentially suspicious activity. The AML Compliance Person or his or her will be responsible for this monitoring, will review any activity that our monitoring system detects, will determine whether any additional steps are required, will document when and how this monitoring is carried out, and will report suspicious activities to the appropriate authorities.

a.	Emergency Notification to Law Enforcement by Telephone

In situations involving violations that require immediate attention, such as terrorist financing or ongoing money laundering schemes, we will immediately call an appropriate law enforcement authority.

b.	Red Flags

Potential Red Flags in Customer Due Diligence and Interactions with Customers

●	The customer provides the company with unusual or suspicious identification documents that cannot be readily verified or are inconsistent with other statements or documents that the customer has provided. Or, the customer provides information that is inconsistent with other available information about the customer. This indicator may apply to account openings and to interaction after account opening.

●	The customer is reluctant or refuses to provide the company with complete customer due diligence information as required by the company’s procedures, which may include information regarding the nature and purpose of the customer’s business, prior financial relationships, anticipated account activity, business location and, if applicable, the entity’s officers and directors.

●	The customer refuses to identify a legitimate source of funds or information is false, misleading, or substantially incorrect.

●	The customer is domiciled in, doing business in or regularly transacting with counterparties in a jurisdiction that is known as a bank secrecy haven, tax shelter, high-risk geographic location (e.g., known as a narcotic producing jurisdiction, known to have ineffective AML/Combating the Financing of Terrorism systems) or conflict zone, including those with an established threat of terrorism.

●	The customer has difficulty describing the nature of his or her business or lacks general knowledge of his or her industry.

●	The customer has no discemable reason for using the company’s service or the company’s location (e.g., the customer lacks roots to the local community or has gone out of his or her way to use the company).

●	The customer has been rejected or has had its relationship terminated as a customer by other financial services companies.

●	The customer’s legal or mailing address is associated with multiple other accounts or businesses that do not appear related.

●	The customer appears to be acting as an agent for an undisclosed principal but is reluctant to provide information.

●	The customer is a trust, shell company or private investment company that is reluctant to provide information on controlling parties and underlying beneficiaries.

●	The customer is publicly known or known to the company to have criminal, civil or regulatory proceedings against him or her for crime, corruption, or misuse of public funds, or is known to associate with such persons. Sources for this information could include news items, the Internet or commercial database searches.

●	The customer’s background is questionable or differs from expectations based on business activities.

●	The customer maintains multiple accounts or maintains accounts in the names of family members or corporate entities, with no apparent business or other purpose.

●	An account is opened by a politically exposed person (PEP), particularly in conjunction with one or more additional risk factors, such as the account being opened by a shell company[10] beneficially owned or controlled by the PEP, the PEP is from a country which has been identified by FATF as having strategic AML regime deficiencies, or the PEP is from a country known to have a high level of corruption.

●	An account is opened by a non-profit organization that provides services in geographic locations known to be at higher risk for being an active terrorist threat.

●	An account is opened in the name of a legal entity that is involved in the activities of an association, organization, or foundation whose aims are related to the claims or demands of a known terrorist entity.

●	An account is opened for a purported stock loan company, which may hold the restricted securities of corporate insiders who have pledged the securities as collateral for, and then defaulted on, purported loans, after which the securities are sold on an unregistered basis.

●	An account is opened in the name of a foreign financial institution, such as an offshore bank or broker-dealer, that sells shares of stock on an unregistered basis on behalf of customers.

●	An account is opened for a foreign financial institution that is affiliated with a U.S. broker-dealer, bypassing its U.S. affiliate, for no apparent business purpose. An apparent business purpose could include access to products or services the U.S. affiliate does not provide.

Potential Red Flags in Deposits of Securities

●	A customer opens a new account and deposits physical certificates, or delivers in shares electronically, representing a large block of thinly traded or low-priced securities.

●	A customer has a pattern of depositing physical share certificates, or a pattern of delivering in shares electronically, immediately selling the shares and then wiring, or otherwise transferring out the proceeds of the sale(s).

●	A customer deposits into an account physical share certificates or electronically deposits or transfers shares that:

o	were recently issued or represent a large percentage of the float for the security;

o	reference a company or customer name that has been changed or that does not match the name on the account;

o	were issued by a shell company;

o	were issued by a company that has no apparent business, revenues or products;

o	were issued by a company whose SEC filings are not current, are incomplete, or nonexistent;

o	were issued by a company that has been through several recent name changes or business combinations or recapitalizations;

o	were issued by a company that has been the subject of a prior trading suspension; or

o	were issued by a company whose officers or insiders have a history of regulatory or criminal violations or are associated with multiple low-priced stock issuers.

●	The lack of a restrictive legend on deposited shares seems inconsistent with the date the customer acquired the securities, the nature of the transaction in which the securities were acquired, the history of the stock or the volume of shares trading.

●	A customer with limited or no other assets at the company receives an electronic transfer or journal transfer of large amounts of low-priced, non-exchange-listed securities.

●	The customer’s explanation or documents purporting to evidence how the customer acquired the shares does not make sense or changes upon questioning by the company or other parties. Such documents could include questionable legal opinions or securities purchase agreements.

●	The customer deposits physical securities or delivers in shares electronically, and within a short timeframe, requests to journal the shares into multiple accounts that do not appear to be related, or to sell or otherwise transfer ownership of the shares.

●	Seemingly unrelated clients open accounts on or at about the same time, deposit the same low-priced security and subsequently liquidate the security in a manner that suggests coordination.

Potential Red Flags in Securities Trading

●	The customer, for no apparent reason or in conjunction with other “red flags,” engages in transactions involving certain types of securities, such as penny stocks, Regulation “S” stocks and bearer bonds, which although legitimate, have been used in connection with fraudulent schemes and money laundering activity. (Such transactions may warrant further due diligence to ensure the legitimacy of the customer’s activity.)

●	There is a sudden spike in investor demand for, coupled with a rising price in, a thinly traded or low-priced security.

●	The customer’s activity represents a significant proportion of the daily trading volume in a thinly traded or low-priced security.

●	A customer buys and sells securities with no discernable purpose or circumstances that appear unusual.

●	Individuals known throughout the industry to be stock promoters sell securities through the broker-dealer.

●	A customer accumulates stock in small increments throughout the trading day to increase pnce.

●	A customer engages in pre-arranged or other non-competitive securities trading, including wash or cross trades, with no apparent business purpose.

●	A customer attempts to influence the closing price of a stock by executing purchase or sale orders at or near the close of the market.

●	A customer engages in transactions suspected to be associated with cyber breaches of customer accounts, including potentially unauthorized disbursements of funds or trades.

●	A customer engages in a frequent pattern of placing orders on one side of the market, usually inside the existing National Best Bid or Offer (NBBO), followed by the customer entering orders on the other side of the market that execute against other market participants that joined the market at the improved NBBO (activity indicative of “spoofing”).

●	A customer engages in a frequent pattern of placing multiple limit orders on one side of the market at various price levels, followed by the customer entering orders on the opposite side of the market that are executed and the customer cancelling the original limit orders (activity indicative of “layering”).

●	Two or more unrelated customer accounts at the company trade an illiquid or low-priced security suddenly and simultaneously.

●	The customer makes a large purchase or sale of a security, or option on a security, shortly before news or a significant announcement is issued that affects the price of the security.

●	The customer is known to have friends or family who work at or for the securities issuer, which may be a red flag for potential insider trading or unlawful sales of unregistered securities.

●	The customer’s purchase of a security does not correspond to the customer’s investment profile or history of transactions (e.g., the customer may never have invested in equity securities or may have never invested in a given industry but does so at an opportune time) and there is no reasonable explanation for the change.

●	The account is using a master/sub structure, which enables trading anonymity with respect to the sub-accounts’ activity, and engages in trading activity that raises red flags, such as the liquidation of microcap issuers or potentially manipulative trading activity.

●	The company receives regulatory inquiries or grand jury or other subpoenas concerning the company’s customers’ trading.

●	The customer engages in a pattern of transactions in securities indicating the customer is using securities to engage in currency conversion. For example, the customer delivers in and subsequently liquidates American Depository Receipts (ADRs) or dual currency bonds for U.S. dollar proceeds, where the securities were originally purchased in a different currency.

●	The customer engages in mirror trades or transactions involving securities used for currency conversions, potentially using offsetting trades.

●	The customer appears to buy or sell securities based on advanced knowledge of pending customer orders.

Potential Red Flags in Money Movements

●	The customer attempts or makes frequent or large deposits of currency, insists on dealing only in cash equivalents, or asks for exemptions from the company’s policies and procedures relating to the deposit of cash and cash equivalents.

●	The customer “structures” deposits, withdrawals, or purchases of monetary instruments below a certain amount to avoid reporting or recordkeeping requirements and may state directly that they are trying to avoid triggering a reporting obligation or to evade taxing authorities.

●	The customer seemingly breaks funds transfers into smaller transfers to avoid raising attention to a larger funds transfer. The smaller funds transfers do not appear to be based on payroll cycles, retirement needs, or other legitimate regular deposit and withdrawal strategies.

●	The customer’s account shows numerous currency, money order (particularly sequentially numbered money orders) or cashier’s check transactions aggregating to significant sums without any apparent business or lawful purpose.

●	The customer frequently changes bank account details or information for redemption proceeds, in particular when followed by redemption requests.

●	The customer makes a funds deposit followed by an immediate request that the money be wired out or transferred to a third party, or to another company, without any apparent business purpose.

●	Wire transfers are made in small amounts in an apparent effort to avoid triggering identification or reporting requirements.

●	Incoming payments are made by third-party checks or checks with multiple endorsements.

●	Outgoing checks to third parties coincide with, or are close in time to, incoming checks from other third parties.

●	Payments are made by third party check or money transfer from a source that has no apparent connection to the customer.

●	Wire transfers are made to or from financial secrecy havens, tax havens, high-risk geographic locations or conflict zones, including those with an established presence of terrorism.

●	Wire transfers originate from jurisdictions that have been highlighted in relation to black market peso exchange activities.

●	The customer engages in transactions involving foreign currency exchanges that are followed within a short time by wire transfers to locations of specific concern (e.g., countries designated by national authorities, such as FATF, as non-cooperative countries and territories).

●	The parties to the transaction (e.g., originator or beneficiary) are from countries that are known to support terrorist activities and organizations.

●	Wire transfers or payments are made to or from unrelated third parties (foreign or domestic), or where the name or account number of the beneficiary or remitter has not been supplied.

●	There is wire transfer activity that is unexplained, repetitive, unusually large, shows unusual patterns or has no apparent business purpose.

●	The securities account is used for payments or outgoing wire transfers with little or no securities activities (i.e., account appears to be used as a depository account or a conduit for transfers, which may be purported to be for business operating needs).

●	Funds are transferred to financial or depository institutions other than those from which the funds were initially received, specifically when different countries are involved.

●	The customer engages in excessive journal entries of funds between related or unrelated accounts without any apparent business purpose.

●	The customer uses a personal/individual account for business purposes or vice versa.

●	A foreign import business with U.S. accounts receives payments from outside the area of its customer base.

●	There are frequent transactions involving round or whole dollar amounts purported to involve payments for goods or services.

●	Upon request, a customer is unable or unwilling to produce appropriate documentation (e.g., invoices) to support a transaction, or documentation appears doctored or fake (e.g., documents contain significant discrepancies between the descriptions on the transport document or bill of lading, the invoice, or other documents such as the certificate of origin or packing list).

●	The customer requests that certain payments be routed through nostro, or correspondent accounts held by the financial intermediary instead of its own accounts, for no apparent business purpose.

●	Funds are transferred into an account and are subsequently transferred out of the account in the same or nearly the same amounts, especially when the origin and destination locations are high-risk jurisdictions.

●	A dormant account suddenly becomes active without a plausible explanation (e.g., large deposits that are suddenly wired out).

●	Nonprofit or charitable organizations engage in financial transactions for which there appears to be no logical economic purpose or in which there appears to be no link between the stated activity of the organization and the other parties in the transaction.

●	There is unusually frequent domestic and international automated teller machine (ATM) activity.

●	A person customarily uses the ATM to make several deposits into a brokerage account below a specified BSA/AML reporting threshold.

●	Many small, incoming wire transfers or deposits are made using checks and money orders that are almost immediately withdrawn or wired out in a manner inconsistent with the customer’s business or history; the checks or money orders may reference in a memo section “investment” or “for purchase of stock.” This may be an indicator of a Ponzi scheme or potential funneling activity.

●	Wire transfer activity, when viewed over a period, reveals suspicious or unusual patterns, which could include round dollar, repetitive transactions, or circuitous money movements.

Potential Red Flags in Insurance Products

●	The customer cancels an insurance contract and directs that the funds be sent to a third party.

●	The customer deposits an insurance annuity check from a cancelled policy and immediately requests a withdrawal or transfer of funds.

●	The customer cancels an annuity product within the free-look period. This could be a red flag if accompanied with suspicious indicators, such as purchasing the annuity with several sequentially numbered money orders or having a history of cancelling annuity products during the free-look period.

●	The customer opens and closes accounts with one insurance company, then reopens a new account shortly thereafter with the same insurance company, each time with new ownership information.

●	The customer purchases an insurance product with no concern for the investment objective or performance.

Other Potential Red Flags

●	The customer is reluctant to provide information needed to file reports to proceed with the transaction.

●	The customer exhibits unusual concern with the company’s compliance with government reporting requirements and the company’s AML policies.

●	The customer tries to persuade an employee not to file required reports or not to maintain the required records.

●	Notifications received from the broker-dealer’s clearing company that the clearing company had identified potentially suspicious activity in customer accounts. Such notifications can take the form of alerts or other concern regarding negative news, money movements or activity involving certain securities.

●	Law enforcement has issued subpoenas or freeze letters regarding a customer or account at the securities company.

●	The customer makes high-value transactions not commensurate with the customer’s known income or financial resources.

●	The customer wishes to engage in transactions that lack business sense or an apparent investment strategy or are inconsistent with the customer’s stated business strategy.

●	The stated business, occupation or financial resources of the customer are not commensurate with the type or level of activity of the customer.

●	The customer engages in transactions that show the customer is acting on behalf of third parties with no apparent business or lawful purpose.

●	The customer engages in transactions that show a sudden change inconsistent with normal activities of the customer.

●	Securities transactions are unwound before maturity, absent volatile market conditions or other logical or apparent reason.

●	The customer does not exhibit a concern with the cost of the transaction or fees (e.g., surrender fees, or higher than necessary commissions).

●	A borrower defaults on a cash-secured loan or any loan that is secured by assets that are readily convertible into currency.

●	There is an unusual use of trust funds in business transactions or other financial activity.

c.	Responding to Red Flags and Suspicious Activity

When an employee of the company detects any red flag, or other activity that may be suspicious, he or she will notify Mr. Neeley. Under the direction of the AML Compliance Person, the company will determine whether and how to further investigate the matter. This may include gathering additional information internally or from third-party sources, contacting the government, freezing the account and/or filing a SAR.

12.	Suspicious Transactions and BSA Reporting

a.	Suspicious Transactions

When senior executive management becomes aware or is otherwise informed of a suspicious transaction or a series of transactions, they will convene, review, analyze, discuss, and conclude how the company shall handle the situation.

b.	Currency Transaction Reports

Our company prohibits transactions involving certain currencies and has the procedures to prevent such transactions. If we discover such transactions have occurred, we will file with FinCEN CTRs for currency transactions that exceed $10,000. Also, we will treat multiple transactions involving currency as a single transaction for purposes of determining whether to file a CTR if they total more than $10,000 and are made by or on behalf of the same person during any one business day.

e.	Currency and Monetary Instrument Transportation Reports

Our company prohibits both the receipt of currency or other monetary instruments that have been transported, mailed, or shipped to us from outside of the United States, and the physical transportation, mailing or shipment of currency or other monetary instruments by any means other than through the postal service or by common carrier.

d.	Foreign Bank and Financial Accounts Reports

We will file a Foreign Bank and Financial Accounts Report (FBAR) for any financial accounts of more than $10,000 that we hold, or for which we have signature or other authority over, in a foreign country.

e.	Monetary Instrument Purchases

When we issue or sell a bank check or draft, cashier’s check, money order or traveler’s check in the amounts of $3,000 to $10,000 inclusive, we will maintain records of the following information:

(a)	(1) If the purchaser has a deposit account with us:

(i)	(A) the name of the purchaser;

(B)	the date of purchase;

(C)	the type(s) of instrument( s) purchased;

(D)	the serial number(s) of each of the instrument(s) purchased; and

(E)	the amount in dollars of each of the instrument( s) purchased.

(ii)	In addition, we must verify that the individual is a deposit accountholder or must verify the individual’s identity. Verification may be either through a signature card or other file or record provided the deposit accountholder’s name and address were verified previously and that information was recorded on the signature card or other file or record; or by examination of a document which is normally acceptable as a means of identification when cashing checks for nondepositors and which contains the name and address of the purchaser. If the deposit accountholder’s identity has not been verified previously, we shall verify the deposit accountholder’s identity by examination of a document which is normally acceptable within the community as a means of identification when cashing checks for nondepositors and which contains the name and address of the purchaser, and shall record the specific identifying information (e.g., driver’s license number and state of issuance).

(2)	If the purchaser does not have a deposit account with us:

(i)	(A)	the name and address of the purchaser;

(B)	the Social Security number of the purchaser, or if the purchaser is an alien and does not have a Social Security number, the alien identification number;

(C)	the date of birth of the purchaser;

(D)	the date of purchase;

(E)	the type(s) of instrument(s) purchased;

(F)	the serial number(s) of the instrument(s) purchased; and

(G)	the amount in dollars of each of the instrument(s) purchased.

(ii)	In addition, we shall verify the purchaser’s name and address by examination of a document which is normally acceptable within the community as a means of identification when cashing checks for nondepositors and which contains the name and address of the purchaser, and shall record the specific identifying information (e.g., driver’s license number and state of issuance).

(b)	Contemporaneous purchases of the same or different types of instruments totaling $3,000 or more shall be treated as one purchase. Multiple purchases during one business day totaling $3,000 or more shall be treated as one purchase if an individual employee, director, officer, or director has knowledge that these purchases have occurred.

(c)	We shall keep records required to be kept for a period of five years, and such records shall be made available to the federal and state authorities or SROs upon request at any time.

f.	Funds Transmittals of $3,000 or More Under the Travel Rule

When we are the transmittor’ s financial institution in funds of $3,000 or more, we will retain either the original or a copy (e.g., microfilm, electronic record) of the transmittal order. We will also record on the transmittal order the following information: (1) the name and address of the transmittor; (2) if the payment is ordered from an account, the account number; (3) the amount of the transmittal order; (4) the execution date of the transmittal order; and (5) the identity of the recipient’s financial institution. In addition, we will include on the transmittal order as many of the following items of information as are received with the transmittal order: (1) the name and address of the recipient; (2) the account number of the recipient; (3) any other specific identifier of the recipient; and (4) any form relating to the transmittal of funds that is completed or signed by the person placing the transmittal order.

We will also verify the identity of the person placing the transmittal order (if we are the transmitting company), provided the transmittal order is placed in person and the transmittor is not an established customer of the company (i.e., a customer of the company who has not previously maintained an account with us or for whom we have not obtained and maintained a file with the customer’s name, address, taxpayer identification number, or, if none, alien identification number or passport number and country of issuance). If a transmittor or recipient is conducting business in person, we will obtain: (1) the person’s name and address; (2) the type of identification reviewed and the number of the identification document (e.g., driver’s license); and (3) the person’s taxpayer identification number (e.g., Social Security or employer identification number) or, if none, alien identification number or passport number and country of issuance, or a notation in the record the lack thereof. If a transmittor or recipient is not conducting business in person, we shall obtain the person’s name, address, and a copy or record of the method of payment (e.g., check or credit card transaction). In the case oftransmittors only, we shall also obtain the transmittor’s taxpayer identification number (e.g., Social Security or employer identification number) or, if none, alien identification number or passport number and country of issuance, or a notation in the record of the lack thereof. In the case ofrecipients only, we shall obtain the name and address of the person to which the transmittal was sent.

13.	AML Recordkeeping

a.	Responsibility for Required AML Records and SAR Filing

Our AML Compliance Person and his or her designee will be responsible for ensuring that AML records are maintained properly, and that SARs are filed as required.

In addition, as part of our AML program, our company will create and maintain SARs, CTRs, CMIRs, FBARs, and relevant documentation on customer identity and verification (See Section 5 above) and funds transmittals. We will maintain SARs and their accompanying documentation for at least five years if any. We will keep other documents according to existing BSA and other recordkeeping requirements, including certain SEC rules that require six-year retention periods.

b.	SAR Maintenance and Confidentiality

We will hold SARs if any and any supporting documentation confidential. We will not inform anyone outside of FinCEN, the SEC, an SRO registered with the SEC or other appropriate law enforcement or regulatory agency about a SAR. We will refuse any subpoena requests for SARs or for information that would disclose that a SAR has been prepared or filed and immediately notify FinCEN of any such subpoena requests that we receive. We will segregate SAR filings if any and copies of supporting documentation from other company books and records to avoid disclosing SAR filings. Our AML Compliance Person will handle all subpoenas or other requests for SARs if any. We may share information with another financial institution about suspicious transactions.

c.	Additional Records

We shall retain either the original or a microfilm or other copy or reproduction of each of the following:

●	A record of each extension of credit in an amount more than $10,000, except an extension of credit secured by an interest in real property. The record shall contain the name and address of the person to whom the extension of credit is made, the amount thereof, the nature or purpose thereof and the date thereof;

●	A record of each advice, request or instruction received or given regarding any transaction resulting (or intended to result and later canceled if such a record is normally made) in the transfer of currency or other monetary instruments, funds, checks, investment securities or credit, of more than $10,000 to or from any person, account, or place outside the U.S.;

●	A record of each advice, request or instruction given to another financial institution (which includes broker-dealers) or other person located within or without the U.S., regarding a transaction intended to result in the transfer of funds, or of currency, other monetary instruments, checks, investment securities or credit, of more than $10,000 to a person, account, or place outside the U.S.;

●	Each document granting signature or trading authority over each customer’s account;

●	Each record described in Exchange Act Rule 17a-3(a): (1) (blotters), (2) (ledgers for assets and liabilities, income, and expense and capital accounts), (3) (ledgers for cash and margin accounts), (4) (securities log), (5) (ledgers for securities in transfer, dividends and interest received, and securities borrowed and loaned), (6) (order tickets), (7) (purchase and sale tickets), (8) (confirms), and (9) (identity of owners of cash and margin accounts);

●	A record of each remittance or transfer of funds, or of currency, checks, other monetary instruments, investment securities or credit, of more than $10,000 to a person, account, or place, outside the U.S.; and

●	A record of each receipt of currency, other monetary instruments, checks or investment securities and of each transfer of funds or credit, of more than $10,000 received on any one occasion directly and not through a domestic financial institution, from any person, account or place outside the U.S.

14.	Clearing/Introducing Firm Relationships

We will work closely with our clearing firm to detect money laundering. We will exchange information, records, data, and exception reports as necessary to comply [with our contractual obligations and] with AML laws. Both our company and our clearing firm have filed (and kept updated) the necessary annual certifications for such information sharing, which can be found on FinCEN’s website. As a general matter, we will obtain and use the following exception reports offered by our clearing firm in order to monitor customer activity and we will provide our clearing firm with proper customer identification and due diligence information as required to successfully monitor customer transactions. We have discussed how each firm will apportion customer and transaction functions and how we will share information and set forth our understanding in a written document. We understand that the apportionment of functions will not relieve either of us from our independent obligation to comply with AML laws, except as specifically allowed under the BSA and its implementing regulations.

15.	Training Programs

We will develop ongoing employee training under the leadership of the AML Compliance Person and senior management. Our training will occur on at least an annual basis. It will be based on our company’s size, its customer base, and its resources and be updated as necessary to reflect any new developments in the law.

Our training will include, at a minimum: (1) how to identify red flags and signs of money laundering that arise during the course of the employees’ duties; (2) what to do once the risk is identified (including how, when and to whom to escalate unusual customer activity or other red flags for analysis and, where appropriate, the filing of SARs); (3) what employees’ roles are in the company’s compliance efforts and how to perform them; (4) the company’s record retention policy; and (5) the disciplinary consequences (including civil and criminal penalties) for non-compliance with the BSA.

We will develop training in our company, or contract for it. Delivery of the training may include educational pamphlets, videos, intranet systems, in-person lectures and explanatory memos. We will maintain records to show the persons trained, the dates of training and the subject matter of their training.

We will review our operations to see if certain employees, such as those in compliance, margin, and corporate security, require specialized additional training. Our written procedures will be updated to reflect any such changes.

16.	Program to Independently Test AML Program

Our Program:

a.	Staffing

The testing of our AML program will be performed at least annually by an executive other than Mr. Neeley, personnel of our company, none of whom are related to the AML Compliance Person nor do they perform the AML functions being tested nor do they report to any such persons. Their qualifications include a working knowledge of applicable requirements under the BSA and its implementing regulations. To ensure that they remain independent, we will separate their functions from other AML activities. Independent testing will be performed more frequently if circumstances warrant.

b.	Evaluation and Reporting

After we have completed the independent testing, staff will report its findings to senior management and to the Board of Directors. We will promptly address each of the resulting recommendations and keep a record of how each noted deficiency was resolved.

17.	Monitoring Employee Conduct and Accounts

We will subject employee accounts to the same AML procedures as customer accounts, under the supervision of the AML Compliance Person. We will also review the AML performance of supervisors, as part of their annual performance review. The AML Compliance Person’s accounts will be reviewed by another member of senior executive management.

18.	Confidential Reporting of AML Non-Compliance

Employees will promptly report any potential violations of the company’s AML compliance program to the AML Compliance Person, unless the violations implicate the AML Compliance Person, in which case the employee shall report to the Chief Executive Officer. Such reports will be confidential, and the employee will suffer no retaliation for making them.

19.	Additional Risk Areas

The company has reviewed all areas of its business to identify potential money laundering risks that may not be covered in the procedures described above. The major additional areas of risk include large foreign and domestic transactions and transactions with foreign entities and governments. The company will coordinate AML and Countering Terrorism Financing efforts with our financial institutional partners and exchanges domestically and internationally. At least annually, a new risk assessment report will be made and presented to the Board.

20.	Senior Executive Management Approval

Senior executive management has approved this AML compliance program in writing as reasonably designed to achieve and monitor our company’s ongoing compliance with the requirements of the BSA and the implementing regulations under it. This approval is indicated by signatures below.

Signed:	/s/ Robert Choiniere
Name of Executive Management: Robert Choiniere
Title:	CEO (GIFDA Inc.)

Date: July 12th 2024

Signed:	/s/ Frank Worrell
Name of Officer: Frank Worrell
Title:	CFO (GIFDA Inc.)

Date: July 12th 2024

AML Senior Executive Management Team Members

Chris J. Quick - CRO

Chris Quick is a CPA, Certified in Financial Forensics, and a member of the AICPA. Chris was a Founding Partner in Quick Group which specialized in Forensic Accounting. Chris spent 26 years with the FBI conducting large, complex financial investigations and 4 years with US Treasury/IRS CID. Chris has lectured at universities and law schools.

Frank Worrell - CFO

Frank Worrell is a CPA, Certified in Financial Forensics, and a member of the AICPA. Frank was a Founding Partner in Quick Group which specialized in Forensic Accounting. Frank spent 22 years with the FBI investigating large financial crimes and 6 years with US Treasury Special Inspector General overseeing the $22 billion Public-Private Investment Program managed by the world’s largest asset management companies. Frank has worked extensively with the SEC and DOJ.

Terry Neeley - Director of AML

Terry Neeley is a well-respected expert in the criminal enforcement of the Bank Secrecy Act (BSA) and Money Laundering Control Act – federal money laundering statutes (18 U.S.C. §§ 1956 and 1957). He has 25+ years of firsthand experience investigating complex international drug money laundering organizations, white collar financial crimes and terrorist financing. He was a key figure in the most significant drug money laundering investigation in U.S. history, which involved the indictment and conviction of foreign banks and twenty bankers for violations of the BSA/AML. He served at the U.S. Embassy Ottawa, Canada and Den Haag, The Netherlands, and briefed trade-based AML operations he ran to U.S. Ambassadors in Colombia and Panama, members of Congress, senior management at the Treasury and Justice Departments and Italy’s Anti-Mafia.

In 2016, Mr. Neeley concluded a six-year position with the Department of the Treasury, Special Inspector General for the Troubled Asset Relief Program and founded West Coast AML Services, LLC, a BSA/AML risk management consultancy.